LITFUNDING Corp. Announces Equity Line of Credit Agreement For Up To $10 Million

February 10, 2005

Las Vegas--LITFUNDING Corp. (OTCBB: LFDG) is pleased to announce that the Company has entered into an Equity Line of Credit Agreement with Dutchess Private Equities Fund, II, LP, covering the sale of up to $10 million of the Company's common stock over the next thirty-six months. The stock may be sold at the Company's discretion, at a four percent (4.0%) discount to the market price of the Company's shares at the time of sale.

"This added line of credit gives us the confidence to move forward with our business strategy and establish a deeper footprint in the litigation funding market," said the Company's founder and CEO, Dr. Morton Reed. "We are pleased with the terms of the agreement and look forward to the forthcoming growth and expansion that this funding will allow us to achieve."


About LITFUNDING Corp.

LFC through its wholly owned subsidiary LitFunding USA (The Company) remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiff's attorneys. The Company is in the litigation funding business making advances to plaintiff's attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time both the funds advanced and the fee contractually agreed to are repaid to the Company.

This press release does not constitute an offer of any securities for sale.

Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.


LitFunding Corp., Las Vegas
Azra Bailey, 702-317-1610